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                                                                     EXHIBIT 4.5


                                HCI DIRECT, INC.

                               (Formerly known as
                     Hosiery Corporation of America, Inc.)

                                      and


                    UNITED STATES TRUST COMPANY OF NEW YORK
                                   as Trustee


                             ---------------------


                          First Supplemental Indenture

                           Dated as of June 25, 1999

                                  to Indenture

                          Dated as of October 17, 1994



              13 3/4% Senior Subordinated Exchange Notes due 2002


         ------------------------------------------------------------
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          FIRST SUPPLEMENTAL INDENTURE, dated as of June 25, 1999(this "First
Supplemental Indenture"), to the Indenture, dated as of October 17, 1994 (as amended, modified or supplemented from time to time in accordance therewith, the "Indenture"), between HCI DIRECT, INC., a Delaware corporation (the "Company"), formerly known as Hosiery Corporation of America, Inc. and UNITED STATES TRUST COMPANY OF NEW YORK (the "Trustee").

                                    RECITALS

          WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture, providing for, among other things, the creation and issuance by the Company of its 13 3/4% Senior Subordinated Exchange Notes due 2002 (the "Notes"); and

          WHEREAS, Section 9.2 of the Indenture provides that the Company, when authorized by a Board resolution, and the Trustee, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes outstanding, may amend the Indenture, subject to certain exceptions specified in
Section 9.2 of the Indenture; and

          WHEREAS, the parties hereto are entering into this First Supplemental Indenture to eliminate or amend certain of the covenants and other provisions contained in Article 4 or Article 5 of the Indenture (such proposed eliminations or amendments are collectively referred to herein as the "Proposals"); and

          WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have duly consented to the Proposals; and

          WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with;
and

          WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;
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          NOW THEREFORE:

          In consideration of the premises, the parties have executed and delivered this First Supplemental Indenture, and the Company hereby covenants and agrees with the Trustee, for the equal and proportionate benefit of all Holders of the Notes, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

          SECTION 1.  Definitions.  (a)  For all purposes of this First
                      -----------
Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise re quires, terms used herein shall have the meanings as signed to them in the Indenture.

          (b) Any defined terms and any references thereto which are used solely in the sections, subsections or provisions of the Indenture deleted by operation of Section 2 of this First Supplemental Indenture are hereby deleted in their entireties from Section 1.1 of the Indenture.

          SECTION 2.  Elimination of Certain Provisions of Articles 4 and 5 of
                      --------------------------------------------------------
the Indenture.  Sections 4.3, 4.7, 4,8, 4.9, 4.10, 4.11, 4.12, 4.16, 5.1 and 5.2
-------------
of the Indenture are hereby deleted in their entireties together with any references thereto in the Indenture.

          SECTION 3. Operation of Proposed Amendments. Upon the execution and
                     --------------------------------
delivery of this First Supplemental Indenture by the Trustee and the Company, this First Supplemental Indenture will become operative but the provisions of Sections 1(b) and 2 hereof will not become effective until the Notes validly tendered pursuant to the Company's offer to purchase and consent solicitation contained in the Company's Offer to Purchase and Consent Solicitation Statement dated June 14, 1999, and the related Consent and Letter of Transmittal (in each case, as the same may be amended, modified or supplemented from time to time in accordance therewith) are accepted for purchase by the Company in accordance with the terms and conditions set forth therein.

          SECTION 4.  Recitals.  The recitals of fact contained herein shall be
                      --------
taken as the statements of the

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Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or adequacy of this First Supplemental Indenture or the due execution hereof by the Company.

          SECTION 5.  Ratification and Confirmation of Indenture.  Except as
                      ------------------------------------------
hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

          SECTION 6.  Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK
                      -------------
SHALL GOVERN AND BE USED TO CON  STRUE THIS FIRST SUPPLEMENTAL INDENTURE.

          SECTION 7.  Successors.  All agreements of the Company in this First
                      ----------
Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

          SECTION 8.  Duplicate Originals.  The parties may sign any number of
                      -------------------
copies of this First Supplemental Indenture. Each signed copy shall be an original, but all such executed copies together represent the same agreement.

          SECTION 9.  Severability.  In case any provision of this First
                      ------------
Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

          SECTION 10.  Headings.  The headings of the sections of this First
                       --------
Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          SECTION 11.  Trust Indenture Act Controls.  If any provision of this
                       ----------------------------
First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA (S)(S)310-317 by operation of TIA (S)318(c), the imposed duties shall control.

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          IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the day and year first above written.


                    HCI DIRECT, INC. (Formerly,
                    HOSIERY CORPORATION OF AMERICA, INC.)



                    By: /s/ John Biagini
                        ---------------------------------
                        Name:  John Biagini
                        Title: Chief Executive Officer


                    UNITED STATES TRUST COMPANY OF
                    NEW YORK, as Trustee



                    By: /s/ Louis P. Young
                        ---------------------------------
                        Name:  Louis P. Young
                        Title: Vice President

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